Exhibit (c) 1


GPU News Release
December 20, 1999


                       GPU Plans Sale of Australian Assets


MORRISTOWN, N.J. - December 20, 1999 - GPU, Inc. announced today that it plans to reduce its investment in the Australian energy sector through the sale of a significant portion of its holdings there. Earlier this year, GPU announced plans to raise at least $500 million through the sale of assets and use those proceeds to reduce debt levels and provide funding for additional repurchases of its common stock and investments in growth initiatives.

GPU has retained Deutsche Bank as advisors and expects the sale process to be complete during the first quarter of 2000. It will offer for sale, separately or together, at least 50% ownership of GPU PowerNet and GPU GasNet the electric and gas transmission companies serving Victoria.

GPU PowerNet was acquired in October 1997 and GPU GasNet was acquired in May 1999 from the Victorian government for A$2.555 billion and $1.025 billion respectively.

Commenting on GPU's experience in Australia, Bruce Levy, chief financial officer said that he viewed the investments as successes for both GPU and for the people of Victoria, "We have exchanged know-how and technologies between our US, UK operations and Australia leading to improved efficiencies and lower cost in all places."

Levy also confirmed that the company is continuing its review of its portfolio of investments with respect to possible additional sales to provide further funding for stock repurchase and investments in growth initiatives.

GPU PowerNet is an electric transmission network that covers a territory of about 90,000 square miles (233,100 square kilometers) and serves a population of
4.5 million people in the Australian state of Victoria.

GPU GasNet encompasses 1,105 miles (1,778 kilometers) of gas transmission pipeline and consists of two separate networks, the Principal System and the Western System. Both systems supply all of the natural gas consumed in the Australian state of Victoria, including the state's capital-Melbourne.



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GPU, Inc. (NYSE: GPU), headquartered in Morristown, N.J., is a registered public utility holding company providing utility and utility related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric distribution subsidiaries -- GPU Energy in the United
States, Midlands Electricity plc. in the United Kingdom and GPU Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries, GPU GasNet and GPU PowerNet in Australia. GPU's revenues were $4.3 billion and its total assets were $16.3 billion in 1998. Other GPU subsidiaries include GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.


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Contact:

        GPU, Inc., Morristown, N.J.
           Jeff Dennard, 973-455-8333

        (http://www.gpu.com)


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